Exhibit 99.1

Chanticleer Extends Expiration Date of Rights Offering to September 10, 2011

CHARLOTTE, N.C., August 19, 2011 - Chanticleer Holdings, Inc. (OTCBB: CCLR) announced today that it has extended the expiration date of its current public rights offering from August 20, 2011 to September 10, 2011, and clarified that the Offered Warrants issuable under the rights offering are transferable.

On January 6, 2011, Chanticleer filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) with respect to the proposed offering, whose registration statement was declared effective by the SEC on July 14, 2011. At the commencement of the rights offering, Chanticleer distributed to the common stock holders of record one non-transferable subscription right for each share of its common stock held on March 31, 2011, the record date. Each right permits the holder to purchase for $0.04 per right, one Class A Offered Warrant entitling the holder to purchase one share of Chanticleer common stock at $2.75, for a period of 5 years following issuance, and one Class B Offered Warrant entitling the holder to purchase one share of Chanticleer common stock at $3.50, for a period of 5 years following issuance. The Offered Warrants underlying the rights are transferable following their issuance and through their expiration date.  The expiration date of the rights offering has been extended to September 10, 2011.

A prospectus supplement, which sets forth the extension of the expiration date of the rights offering and the clarification that the Offered Warrants are transferable, has been filed with the SEC.  A copy of the prospectus and prospectus supplement may be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the Company’s Secretary at (704) 366-5122. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Chanticleer Holdings, Inc.

Chanticleer Holdings is engaged in asset management and consulting -- two of the most prominent and exciting growth markets in the financial services arena -- through its wholly-owned operating subsidiaries.  Chanticleer Advisors invests in privately held or publicly-traded small or micro-cap, value-based opportunities through its privately managed pools of capital.  Avenel Ventures provides business management and consulting services at the board and management level.  Additionally, the Company is part of a consortium that purchased 120 Hooters restaurants from Hooters of America and 41 restaurants from Texas Wings, the largest franchisee.

Headquartered in Charlotte, NC, Chanticleer Holdings, Inc. was formed in 2005 as a business development company and converted to an operating holding company in 2008. For further information, please visit www.chanticleerholdings.com

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as well as the company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Contact:
Todd Fromer/Sharron Silvers
KCSA Strategic Communications
P: 212-682-6300